Exhibit 10.31

Incentive-Based Compensation Recovery (“Clawback”) Policy

The Board of Directors (the “Board”) of C. R. Bard, Inc. (the “Company”) has approved and adopted the following policy to define the terms pursuant to which the Company may recover incentive-based compensation from certain executives under the circumstances outlined below.

With respect to any annual or long-term incentive or equity compensation, including but not limited to stock options, restricted stock, restricted stock units, and performance shares (“Incentive-Based Compensation”) granted or paid on or after January 1, 2015 (the “Effective Date”), the Company shall have the right to recover all or any portion of the value of such Incentive-Based Compensation in the event that, as further discussed below, (i) the Company is required to prepare a restatement of its financial statements or (ii) there is misconduct that results in a material violation of law, rule or regulation that causes significant financial harm to the Company.

This policy shall apply to each executive officer of the Company (as defined in the Securities Exchange Act of 1934, as amended) who is employed by the Company on or after the Effective Date (each, a “Covered Person”).

Covered Persons shall be required to repay to the Company and/or to forfeit Incentive-Based Compensation, where:

•	The payment, grant or vesting of the Incentive-Based Compensation was based on the achievement of financial results by the Company that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under applicable securities laws (other than to comply with changes to applicable accounting principles), as determined by the Board, regardless of whether misconduct was the cause of the restatement, and the amount of the compensation received by the Covered Person was in excess of what would have been paid to such person under the accounting restatement.

•	The Covered Person engaged in misconduct (or was negligent in his or her responsibility to manage or monitor conduct or risk in a manner) that results in a material violation of law, rule or regulation that causes significant financial harm to the Company.

The amount of repayment and/or forfeiture shall equal, as determined by the Board: (i) the amount of Incentive-Based Compensation that exceeds the amount which would have been paid to such Covered Person if the financial statements had been originally filed in their restated form less applicable taxes paid or payable by the Covered Person on such Incentive-Based Compensation; or (ii) the value of the financial harm to the Company. In no event, however, shall any Incentive-Based Compensation be subject to repayment or forfeiture under this policy more than three years after it has been paid or become vested, as applicable.

The Board shall have full and final authority to make all determinations under this policy, including without limitation whether the policy applies and if so, the amount of compensation, in each case in the amount up to the applicable limit described above, if any, to be repaid or forfeited by the Covered Person. Such actions may include, to the extent permitted by law:

•	Requiring the Covered Person to repay some or all of any bonus or other incentive compensation paid;

•	Requiring the Covered Person to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	Cancelling some or all of the Covered Person’s restricted stock units, restricted stock, preferred shares, and/or outstanding stock options;

•	Adjusting the Covered Person’s future compensation; or

•	Terminating or initiating legal action against the Covered Person.

All determinations and decisions made by the Board pursuant to the provisions of this policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders, employees and former employees. In the event the Company recovers Incentive-Based Compensation from a Covered Person pursuant to this Clawback Policy, the Company shall disclose the relevant misconduct and the amount that is recovered under this Clawback Policy in its next annual proxy statement, provided that such disclosure shall not be required if the relevant misconduct is not otherwise made public by the Company.

Beginning on the Effective Date, each award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation granted to a Covered Person shall include a provision incorporating the requirements of this policy. The remedy specified in this policy shall not be exclusive and shall be in addition to every other right or remedy that may be available to the Company.

As soon as practicable following the release of final rules regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company intends to review its policies and plans and, if necessary, amend them to comply with any new mandates.